EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and Board of Directors

MGP Ingredients, Inc.

Atchison, Kansas

We consent to the incorporation by reference in the Registration Statement Form S-8 of MGP Ingredients Inc., relating to its Stock Incentive Plan of 2004, of (i) our report dated September 11, 2008, on our audit of the consolidated balance sheets of MGP Ingredients, Inc. as of June 30, 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2008; (ii) our report dated September 11, 2008, with regard to MGP Ingredients, Inc.’s financial statement schedule; (iii) our report dated September 11, 2008, relating to management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008; all which reports are included in the Annual Report on Form 10-K of MGP Ingredients, Inc. for the fiscal year ended June 30, 2009.

/s/ BKD, LLP

Kansas City, Missouri

October 22, 2009